NEWS RELEASE
Exhibit 99.1

Vanguard Natural Resources Reports Updated 2012 Guidance and
Preliminary 2013 Outlook and Second Quarter 2012 Results

HOUSTON—August 2, 2012--Vanguard Natural Resources, LLC (NYSE: VNR) ("Vanguard" or "the Company") today reported financial and operational results for the quarter ended June 30, 2012 and provided updated guidance for 2012 and preliminary outlook for 2013.

Scott W. Smith, President and CEO, commented, “The highlight of the quarter was the announcement and closing on June 29, 2012 of the $429.0 million Arkoma Basin acquisition from Antero Resources which establishes a new core area for the Company, and as evidenced by the guidance set out below, will have a significant impact on our operating and financial results for the balance of the year and into 2013. This was the single largest asset purchase in our history and increased our reserves by 86% to 136 MMBOE.”

Mr. Smith continued, “During the second quarter, we spent over 40% of our initial annual capital budget on projects that contributed very little to date in terms of our reported production and cash flow. As these projects are brought on-line in the third quarter, we expect to see a positive contribution towards our cash flow for the balance of the year.  In addition, we saw a dramatic drop from the first quarter in our liquids revenue as realized oil and NGL prices declined and the oil basis differentials throughout our largest producing regions widened to the highest levels we have seen in the past few years.  All that being said, after taking into consideration that over 1,300 Boe/d of production was divested in the Appalachia unit exchange beginning in the second quarter and in the absence of any material acquisition activity for the first half of the year, our production base has stayed flat and we exited the second quarter at a production rate of approximately 13,000 Boe/d.”

Richard Robert, Executive Vice President and CFO, commented, “With respect to distributions, we recently announced our seventh consecutive quarterly distribution increase and have now increased our distribution over 41% since our IPO in October of 2007. In addition, we also announced today that we will be initiating a monthly distribution policy beginning in September for the July 2012 distribution. As a yield vehicle we recognize investors are looking for stable, and more frequent cash flow during this period of historically low interest rates, and we believe the decision to pay distributions monthly rather than quarterly will be welcomed by both our current Vanguard unitholders as well as other investors looking to invest in high yielding energy securities.”

2012 Guidance Update and Preliminary 2013 Outlook

The following table sets forth certain estimates being used by Vanguard to model its anticipated results of operations for the fiscal year ending December 31, 2012 and December 31, 2013 and includes the impact from the recently closed Arkoma Basin acquisition. These estimates do not include any additional acquisitions of oil or natural gas properties and includes actual results through June 30, 2012. In addition, the expectations below assume Vanguard’s current capital structure and does not contemplate any future equity or high yield bond offerings.

	FY 2012E			FY 2013E
Net Production:
Oil (Bbls/d)	7,700	—	7,900	7,900	—	8,300
Natural gas (Mcf/d)	52,500	—	54,500	71,800	—	76,300
Natural gas liquids (Bbls/d)	2,000	—	2,100	2,700	—	2,900
Total (Boe/d)	18,450	—	19,083	22,567	—	23,917

Assumed NYMEX Strip Pricing as of July 27, 2012: (1)
Oil (Bbl)	$93.96			$91.44
Natural gas (MMBtu)	$2.79			$3.69

Average NYMEX Differentials:
Oil (Bbl)	($9.50)	—	($10.50)	($9.00)	—	($10.00)
Natural gas (MMBtu)	($0.05)	—	($0.25)	($0.60)	—	($1.00)
NGL realization of crude oil price (%)	45%	—	50%	44%	—	49%

Costs per Boe:
Lease operating expenses	$10.50	—	$11.00	$8.50	—	$9.50
Production taxes (% of revenue)	9.0%	—	10.0%	8.5%	—	9.5%
Cash G&A expenses	$2.20	—	$2.50	$1.75	—	$2.25
Depreciation, depletion and amortization	$14.50	—	$15.50	$13.00	—	$14.00

Cash Flow Calculation ($ in thousands):
Adjusted EBITDA	$240,000	—	$250,000	$270,000	—	$285,000
Interest expense	(41,000)	—	(44,000)	(50,000)	—	(55,000)
Capital expenditures (2)	(49,000)	—	(44,000)	(60,000)	—	(55,000)
Distributable cash flow	$150,000	—	$162,000	$160,000	—	$175,000

Mid-point distributable cash flow per unit	$3.00			$3.22
Mid-point distribution coverage ratio (3)	1.25x			1.35x
Mid-point adjusted net income per unit	$1.10			$1.55
Weighted average units outstanding (millions)	52.0			52.0

(1)	NYMEX strip pricing includes actual amounts received for months that have settled.
(2)	Includes the $5.4 million in proceeds from the sale of leasehold interests.
(3)	Assumes current annual distribution rate of $2.3925 / unit in 2012 and $2.40 / unit in 2013.

Selected Financial Information

A summary of selected financial information follows. For consolidated financial statements, please see accompanying tables.
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	($ in thousands, except per unit data)
Production (Boe/d) (1)	12,338	13,286	12,953	13,279
Oil, natural gas and natural gas liquids sales (1)	$66,441	$80,371	$149,158	$152,410
Realized gain (loss) on commodity derivative contracts (1)	$2,165	$1,193	$(1,074)	$2,572
Unrealized gain (loss) on commodity derivative contracts (1)	$83,309	$31,546.	$60,575	$(41,014)
Operating expenses (1)	$23,932	$22,524	$49,351	$41,078
Selling, general and administrative expenses (1)	$4,827	$7,346	$9,799	$12,222
Depreciation, depletion, amortization, and accretion (1)	$20,855	$21,551	$42,652	$41,378
Net Income attributable to Vanguard unitholders (1)	$103,447	$31,799	$101,423	$1,387
Adjusted Net Income attributable to Vanguard unitholders (2)	$8,726	$15,706	$30,338	$32,216
Adjusted Net Income per unit attributable to Vanguard unitholders (2)	$0.17	$0.52	$0.58	$1.07
Adjusted EBITDA attributable to Vanguard unitholders (2)	$44,450	$36,460	$97,689	$74,077
Interest expense, including realized losses on interest rate derivative contracts (1)	$10,396	$7,453	$16,301	$15,133
Drilling, capital workover and recompletion expenditures (1)	$15,147	$5,275	$23,360	$8,729
Distributable Cash Flow (2)	$18,907	$25,647	$63,405	$53,970
Distributable Cash Flow per unit (2)	$0.36	$0.85	$1.21	$1.79

(1)
The operating results and production of the subsidiaries we acquired in the ENP Purchase through the date of the completion of the ENP Merger on December 1, 2011 were subject to a 53.4% non-controlling interest.

(2)
Non-GAAP financial measures. Please see Adjusted Net Income, Adjusted EBITDA and Distributable Cash Flow tables at the end of this press release for a reconciliation of these measures to their nearest comparable GAAP measure.

Proved Reserves

Total proved oil and natural gas reserves at June 30, 2012 were 136.2 million barrels of oil equivalent, consisting of 63.0 million barrels of crude oil, condensate, and natural gas liquids and 439.3 billion cubic feet of natural gas.  Natural gas reserves accounted for 54% of total proved reserves and 72% of total reserves are proved developed.

Second Quarter 2012 Highlights:

•
We increased proved reserves 86% to 136.2 million barrels of oil equivalent as of June 30, 2012 from the 73.2 million barrels of oil equivalent at December 31, 2011, pro forma for the Appalachia unit exchange.

•
We increased our quarterly distribution for the seventh consecutive quarter. The $0.60 per unit distribution declared for the second quarter of 2012 represents a 4% increase over the second quarter of 2011 and a 1% increase over first quarter 2012.

•
Adjusted EBITDA attributable to Vanguard unitholders (a non-GAAP financial measure defined below) increased 22% to $44.5 million in the second quarter of 2012 from $36.5 million in the second quarter of 2011 and decreased 17% from $53.2 million recorded in the first quarter of 2012.

•
Distributable Cash Flow attributable to Vanguard unitholders (a non-GAAP financial measure defined below) decreased 26% to $18.9 million from the $25.6 million generated in the second quarter of 2011 and decreased 58% from the $44.5 million generated in the first quarter of 2012.

•
We reported net income attributable to Vanguard unitholders for the quarter of $103.4 million or $1.99 per basic unit compared to reported net income of $31.8 million or $1.05 per basic unit in the second quarter of 2011.  The recent quarter includes $80.7 million of non-cash unrealized net gains in our commodity and interest rate derivatives contracts, a $14.1 million non-cash gain on the acquisition of oil and natural gas properties, and a $0.1 million non-cash compensation charge for the unrealized fair value of phantom units granted to management. The 2011 second quarter results included $30.7 million of unrealized net gains in our commodity and interest rate derivatives contracts, and $0.9 million non-cash loss on the acquisition of natural gas and oil properties and $0.6 million in one-time material transaction costs incurred on acquisitions and mergers.

•
Adjusted Net Income attributable to Vanguard unitholders (a non-GAAP financial measure defined below) was $8.7 million in the second quarter of 2012, or $0.17 per basic unit, as compared to $15.7 million, or $0.52 per basic unit, in the second quarter of 2011.

•
Reported average production of 12,338 BOE per day in the second quarter of 2012 decreased 7% from the 13,286 BOE per day produced in the second quarter of 2011 and decreased 9% from the first quarter of 2012, which excludes over 1,300 BOE per day of production associated with the Appalachia unit exchange.  On a BOE basis, crude oil, natural gas and natural gas liquids (“NGLs”) accounted for 61%, 27%, and 12% of our second quarter 2012 production, respectively.

During the quarter we produced 1,839 MMcf of natural gas, 686,969 Bbls of oil, and 129,394 Bbls of NGLs, compared to the 2,683 MMcf of natural gas, 670,541 Bbls of oil and 91,324 Bbls of NGLs produced in the second quarter of 2011.  Including the impact of our hedges in the second quarter of 2012, we realized a net price of $5.32 per Mcf on natural gas sales, $82.67 per Bbl on crude oil sales, and $44.47 per barrel on NGL sales, which is a decline of 24%, 2% and 32%, respectively, when compared to the realized net prices in the second quarter of 2011 (all excluding amortization of premiums paid).

2012 Six Month Highlights:

•	Adjusted EBITDA attributable to Vanguard unitholders (a non-GAAP financial measure defined below) increased 32% to $97.7 million in the first half of 2012 from $74.1 million in the first half of 2011.

•
Distributable Cash Flow attributable to Vanguard unitholders (a non-GAAP financial measure defined below) for the first six months of 2012 increased 17% to $63.4 million from the $54.0 million generated in the first half of 2011.

•
We reported net income attributable to Vanguard unitholders for the first six months of 2012 of $101.4 million or $1.94 per basic unit compared to net income of $1.4 million or $0.05 per basic unit in the first half of 2011.  The 2012 results include $57.5 million of non-cash unrealized net gains on our commodity and interest rate derivatives contracts, a $13.8 million non-cash net gain on the acquisition of oil and natural gas properties, and a $0.2 million non-cash compensation charge for the unrealized fair value of phantom units granted to management. Last year’s results for the comparable period included a non-cash unrealized loss of $40.7 million on our commodity and interest rate derivative contracts, a $0.9 million non-cash loss on acquisition of oil and natural gas properties and $0.6 million in one-time material transaction costs incurred on acquisitions and mergers.

•
Adjusted Net Income attributable to Vanguard unitholders (a non-GAAP financial measure defined below) was $30.3 million in the first six months of 2012, or $0.58 per basic unit, as compared to $32.2 million, or $1.07 per basic unit, in the comparable period of 2011.

•
Reported average production of 12,953 BOE per day in the first half of 2012 decreased 2% from the 13,279 BOE per day produced in the comparable period of 2011. On a BOE basis, crude oil, natural gas and NGLs accounted for 59%, 30%, and 11% of our production for the first half of 2012, respectively.

During the first six months of 2012 we produced 4,267 MMcf of natural gas, 1,379,142 Bbls of oil, and 267,275 Bbls of NGLs, compared to the 5,210 MMcf of natural gas, 1,355,587 Bbls of oil and 179,684 Bbls of NGLs produced in the first six months of 2011.  Including the impact of our hedges in the first half of 2012, we realized a net price of $5.71 per Mcf on natural gas sales, $84.67 per Bbl on crude oil sales, and $52.00 per barrel on NGL sales, which is a decline of 20%, increase of 4% and decline of 14%, respectively, when compared to the realized net prices in the first six months of 2011 (all excluding amortization of premiums paid).

Capital Expenditures and Operational Update

Capital expenditures for the drilling, capital workover and recompletion of oil and natural gas properties were approximately $15.1 million in the second quarter of 2012 compared to $5.3 million for the comparable quarter of 2011 and $8.2 million for the first quarter of 2012. Total capital expenditures for the first half of the year totaled $23.3 million, or over 60% of our original capital budget.  Approximately $0.9 million was spent on the Elk Basin frac program and $6.5 million was deployed in the Williston Basin on Red River horizontal reentries and vertical wells. $2.1 million was spent on our non-operated Bakken interests with the balance spent in the Permian Basin, the Parker Field in Mississippi and other maintenance related projects. The company expects to spend approximately $28.5 million in the second half of the year.

Recent Activities

On April 4, 2012, we completed a public offering of $350.0 million aggregate principal amount of 7.875% senior unsecured notes due 2020 at a public offering price of 99.274%, resulting in aggregate net proceeds of $338.7 million, after underwriting discounts and financing fees. The offering size was increased to $350.0 million from $300.0 million. Interest on the senior notes is payable on April 1 and October 1 of each year, beginning on October 1, 2012. We used $57.0 million of the net proceeds from this offering to repay all indebtedness outstanding under our second lien term loan, and applied the balance of the net proceeds to outstanding borrowings under our reserve-based credit facility.

On June 29, 2012, pursuant to a Purchase and Sale Agreement dated June 1, 2012, Vanguard and its wholly-owned subsidiary Vanguard Permian, LLC (“Vanguard Permian”) consummated the acquisition of natural gas and liquids assets in the Woodford Shale and Fayetteville Shale of the Arkoma Basin (the “Purchased Assets”) for an adjusted purchase price of $428.9 million (the “Arkoma Basin acquisition”) from Antero Resources LLC.  The purchase price is subject to final purchase price adjustments to be determined based on an effective date of April 1, 2012. The Purchased Assets have total estimated proved reserves of approximately 402 billion cubic feet equivalent, of which approximately 82% are natural gas reserves and 57% are proved developed. The $428.9 million adjusted purchase price was funded with borrowings under the Company’s existing Reserve-Based Credit Facility.

Hedging Activities

We enter into derivative transactions in the form of hedging arrangements to reduce the impact of oil and natural gas price volatility on our cash flow from operations. We have mitigated some of the volatility through 2015 for crude oil and for natural gas by implementing a hedging program on a portion of our total anticipated production. At June 30, 2012, the fair value of commodity derivative contracts was an asset of approximately $146.1 million, of which $74.8 million settles during the next twelve months. Currently, we use fixed-price swaps, basis swaps, swaptions, puts, three-way collars and NYMEX collars to hedge oil and natural gas prices.

The following table summarizes new commodity derivative contracts put in place during the three months ended June 30, 2012 (natural gas hedges restructured in July 2012 in connection with the Arkoma acquisition):

	Year 2012	Year 2013	Year 2014	Year 2015
Gas Positions:
Fixed Price Swaps (Arkoma Basin acquisition):
Notional Volume (Mmbtu)	8,280,000	14,600,000	10,950,000	7,300,000
Price ($/Mmbtu)	$6.61	$6.51	$6.40	$5.58
Oil Positions:
Three-Way Collars:
Notional Volume (Bbls)	—	73,000	—	—
Floor Price ($/Bbl)	—	$89.00	—	—
Ceiling Price ($/Bbl)	—	$100.00	—	—
Put Sold ($/Bbl)	—	$62.45	—	—

In July 2012, Vanguard restructured the acquired natural gas hedges associated with the Arkoma Basin acquisition to cover approximately 100% of the proved production for the next five years at a weighted average swap price of $5.04 / MMBtu beginning in August 1, 2012 through June 30, 2017. The restructured hedges are swaps at the Transcontinental Gas Pipe Line Corp: Zone 4 and the CenterPoint Energy Gas Transmission Co: East, which protect Vanguard from the risk of a widening basis differential to NYMEX pricing for its associated production in the future.

The following table summarizes the restructured natural gas swaps associated with the Arkoma Basin acquisition:

	Year 2012	Year 2013	Year 2014	Year 2015	Year 2016	Year 2017
Gas Positions:
Fixed Price Swaps:
Notional Volume (MMbtu)	10,957,500	20,075,000	17,702,500	18,250,000	16,470,000	7,602,000
Price ($/MMbtu)	$5.21	$5.04	$5.04	$5.04	$5.04	$5.04

For a summary of all commodity and interest rate derivative contracts in place at June 30, 2012, please refer to our Quarterly Report on Form 10-Q which is expected to be filed on August 3, 2012.

Liquidity Update

On April 4, 2012, as a result of the completion of the senior notes offering, our borrowing base under our reserve-based credit facility was reduced from $740.0 million to $670.0 million.

On June 29, 2012, in connection with the closing of the Arkoma Basin acquisition, we entered into the Second Amendment to Third Amended and Restated Credit Agreement (the “Second Amendment”). The Second Amendment increased the borrowing base to $975.0 million from $670.0 million and added two new lenders to the reserve-based credit facility.

At June 30, 2012, Vanguard had indebtedness under its reserve-based credit facility totaling $734.0 million with a borrowing base of $975.0 million.

As of August 1, 2012 there was $725.0 million of outstanding borrowings and $250.0 million of borrowing capacity under the reserve-based credit facility.

Cash Distributions

On August 14, 2012, the Company will pay a second quarter cash distribution of $0.60 per unit to its unitholders of record as of August 7, 2012.  This quarterly distribution payment will represent an increase of 1% over the amount distributed for the first quarter of 2012 and will represent an approximate 4% increase from the amount distributed for the second quarter of 2011.

On August 1, 2012, Vanguard’s board of directors approved the Company changing its quarterly distribution policy to a monthly distribution, beginning with the July 2012 distribution to be paid September 14, 2012 to unitholders of record as of September 4, 2012. For more details regarding the new distribution policy, please see the press release issued today, August 2, 2012.

Conference Call Information

Vanguard will host a conference call today (August 2, 2012) to discuss its first quarter results at 11:00 a.m. Eastern Time (10:00 a.m. Central). To access the call, please dial (888) 561-1721 and ask for the “Vanguard Natural Resources Earnings Call.”  The conference call will also be broadcast live via the Internet and can be accessed through the Investor Relations section of Vanguard’s corporate website, http://www.vnrllc.com.

A telephonic replay of the conference call will be available until September 2, 2012 and may be accessed by calling (303) 590-3030 and using the pass code 4555822#.  A webcast archive will be available on the Investor Relations page at www.vnrllc.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Lisa Godfrey at (832) 327-2234 or email at lgodfrey@vnrllc.com.

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of oil and natural gas properties. Vanguard's assets consist primarily of producing and non-producing oil and natural gas reserves located in the Permian Basin in West Texas and New Mexico, the Big Horn Basin in Wyoming and Montana, the Arkoma Basin in Arkansas and Oklahoma, the Williston Basin in North Dakota and Montana, Mississippi, and South Texas. More information on Vanguard can be found at www.vnrllc.com.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

VANGUARD NATURAL RESOURCES, LLC
Operating Statistics
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012(a)(b)	2011 (a)(c)	2012(a)(b)	2011 (a)(c)
Average realized prices (d):
Oil (Price/Bbl)	$81.69	$92.76	$87.39	$87.23
Natural Gas (Price/Mcf)	$2.49	$4.55	$3.45	$4.46
NGLs (Price/Bbl)	$44.47	$65.02	$52.00	$60.51

Total production volumes:
Oil (Bbls)	686,969	670,541	1,379,142	1,355,387
Natural Gas (MMcf)	1,839	2,683	4,267	5,210
NGLs (Bbls)	129,394	91,324	267,275	179,684
Combined (MBOE)	1,123	1,209	2,358	2,404

Average daily production volumes
Oil (Bbls/day)	7,549	7,367	7,578	7,490
Natural Gas (MMcf/day)	20,203	29,482	23,443	28,783
NGLs (Bbls/day)	1,422	1,004	1,469	993
Combined (MBOE/day)	12,338	13,286	12,953	13,279

(a)
During 2011 and 2012, we and ENP acquired certain oil and natural gas properties and related assets in the Permian Basin, Arkoma Basin, and the Wyoming, South Texas, Louisiana Gulf Coast areas. The operating results of these properties are included with ours from the date of acquisition forward.

(b)
On March 30, 2012, we divested oil and natural gas properties in the Appalachian Basin in connection with the Unit Exchange. As such, there are no operating results from these properties included in our operating results from the date of the divestiture forward.

(c)
Production from the properties acquired related to the ENP Purchase during 2011 through the date of the completion of the ENP Merger on December 1, 2011 was subject to a 53.4% non-controlling interest in ENP.

(d)	Excludes results from hedging activities.

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per unit data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Oil, natural gas and NGLs sales	$66,441	$80,371	$149,158	$152,410
Loss on commodity cash flow hedges	—	(601)	—	(1,672)
Realized gain (loss) on commodity derivative contracts	2,165	1,193	(1,074)	2,572
Unrealized gain (loss) on commodity derivative contracts	83,309	31,546	60,575	(41,014)
Total revenues	151,915	112,509	208,659	112,296

Costs and expenses:
Production:
Lease operating expenses	16,681	15,120	35,240	27,452
Production and other taxes	7,251	7,404	14,111	13,626
Depreciation, depletion, amortization, and accretion	20,855	21,551	42,652	41,378
Selling, general and administrative expenses	4,827	7,346	9,799	12,222
Total costs and expenses	49,614	51,421	101,802	94,678

Income from operations	102,301	61,088	106,857	17,618

Other income (expense):
Interest expense	(9,830)	(6,841)	(15,159)	(13,628)
Realized loss on interest rate derivative contracts	(566)	(612)	(1,142)	(1,505)
Unrealized gain (loss) on interest rate derivative contracts	(2,623)	(803)	(3,044)	299
Net gain (loss) on acquisition of oil and natural gas properties	14,126	(870)	13,796	(870)
Other	39	8	115	6
Total other income (expense)	1,146	(9,118)	(5,434)	(15,698)

Net income	103,447	51,970	101,423	1,920
Less:
Net income attributable to non-controlling interest	—	20,171	—	533
Net income attributable to Vanguard unitholders	$103,447	$31,799	$101,423	$1,387

Net income per Common and Class B units – basic	$1.99	$1.05	$1.94	$0.05
Net income per Common and Class B units –diluted	$1.98	$1.05	$1.94	$0.05

Weighted average units outstanding:
Common units – basic	51,611	29,810	51,839	29,768
Common units – diluted	51,781	29,953	51,892	29,834
Class B units – basic & diluted	420	420	420	420

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	June 30, 2012	December 31, 2011
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$—	$2,851
Trade accounts receivable, net	48,152	48,046
Derivative assets	75,132	2,333
Other current assets	2,817	3,462
Total current assets	126,101	56,692

Oil and natural gas properties, at cost	1,748,926	1,549,821
Accumulated depletion	(242,079)	(331,836)
Oil and natural gas properties evaluated, net – full cost method	1,506,847	1,217,985

Other assets
Goodwill	420,955	420,955
Derivative assets	71,217	1,105
Other assets	32,677	19,626
Total assets	$2,157,797	$1,716,363

Liabilities and members’ equity
Current liabilities
Accounts payable:
Trade	$4,869	$7,867
Affiliate	243	718
Accrued liabilities:
Lease operating	5,659	5,828
Developmental capital	7,049	563
Interest	6,704	103
Production and other taxes	11,774	12,768
Derivative liabilities	2,705	12,774
Deferred swap premium liability	274	275
Oil and natural gas revenue payable	7,515	505
Other	5,692	4,437
Total current liabilities	52,484	45,838

Long-term debt	734,000	771,000
Senior notes, net of discount	347,514	—
Derivative liabilities	6,891	20,553
Asset retirement obligations, net of current portion	43,793	34,776
Other long-term liabilities	3,442	275
Total liabilities	1,188,124	872,442

Commitments and contingencies (Note 8)

Members’ equity
Members’ capital, 51,620,976 common units issued and outstanding at June 30, 2012 and 48,320,104 at December 31, 2011	965,961	839,714
Class B units, 420,000 issued and outstanding at June 30, 2012 and December 31, 2011	3,712	4,207
Total members’ equity	969,673	843,921
Total liabilities and members’ equity	$2,157,797	$1,716,363

Use of Non-GAAP Measures

Adjusted EBITDA

We present Adjusted EBITDA in addition to our reported net income attributable to Vanguard unitholders in accordance with GAAP.  Adjusted EBITDA is a non-GAAP financial measure that is defined as net income attributable to Vanguard unitholders plus:

•	For 2011, net income attributable to the non-controlling interest.

The result is net income which includes the non-controlling interest for 2011. From this we add or subtract the following:

•	Net interest expense, including write-off of deferred financing fees and realized gains and losses on interest rate derivative contracts;

•	Depreciation, depletion, amortization and accretion;

•	Amortization of premiums paid on derivative contracts;

•	Amortization of value on derivative contracts acquired;

•	Unrealized gains and losses on commodity and interest rate derivative contracts;

•	Net gains and losses on acquisition of oil and natural gas properties;

•	Deferred taxes;

•	Unit-based compensation expense;

•	Unrealized fair value of phantom units granted to officers;

•	Material transaction costs incurred on acquisitions and mergers;

•
For 2011, non-controlling interest amounts attributable to each of the items above from the beginning of year through the completion of the Encore Merger on December 1, 2011, which revert the calculation back to an amount attributable to the Vanguard unitholders; and

•	For 2011, administrative services fees charged to Encore, excluding the non-controlling interest, which are eliminated in consolidation.

Adjusted EBITDA is used by management as a tool to measure (prior to the establishment of any cash reserves by our board of directors, debt service and capital expenditures) the cash distributions we could pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA is also used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Distributable Cash Flow

We present Distributable Cash Flow in addition to our reported net income attributable to Vanguard unitholders in accordance with GAAP.  Distributable Cash Flow is a non-GAAP financial measure that is defined as net income attributable to Vanguard unitholders plus:

•	For 2011, net income attributable to the non-controlling interest.

The result is net income which includes the non-controlling interest for 2011.  From this we add or subtract the following:

•	Depreciation, depletion, amortization and accretion;

•	Amortization of premiums paid on derivative contracts;

•	Amortization of value on derivative contracts acquired;

•	Unrealized gains and losses on commodity and interest rate derivative contracts;

•	Net gains and losses on acquisition of oil and natural gas properties;

•	Deferred taxes;

•	Unit-based compensation expense;

•	Unrealized fair value of phantom units granted to officers;

•	Material transaction costs incurred on acquisitions and mergers;

•
For 2011, non-controlling interest amount attributable to each of the items above from the beginning of year through the completion of the Encore Merger on December 1, 2011, which revert the calculation back to an amount attributable to the Vanguard unitholders; and

•	For 2011, administrative services fees charged to Encore, excluding the non-controlling interest, which are eliminated in consolidation.

Less:

•	Drilling, capital workover and recompletion expenditures.

Plus:

•	Proceeds from the sale of leasehold interests.

Distributable Cash Flow is used by management as a tool to measure (prior to the establishment of any cash reserves by our board of directors) the cash distributions we could pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates.  While Distributable Cash Flow is measured on a quarterly basis for reporting purposes, management must consider the timing and size of its planned capital expenditures in determining the sustainability of its quarterly distribution.  Capital expenditures are typically not spent evenly throughout the year due to a variety of factors including weather, rig availability, and the commodity price environment.  As a result, there will be some volatility in Distributable Cash Flow measured on a quarterly basis.  Distributable Cash Flow is not intended to be a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

VANGUARD NATURAL RESOURCES, LLC
Reconciliation of Net Income to Adjusted EBITDA (a) and Distributable Cash Flow
(Unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011(b)	2012	2011(b)
Net income attributable to Vanguard unitholders	$103,447	$31,799	$101,423	$1,387
Net income attributable to non-controlling interest	—	20,171	—	533
Net income	103,447	51,970	101,423	1,920
Plus:
Interest expense, including realized losses on interest rate derivative contracts	10,396	7,453	16,301	15,133
Depreciation, depletion, amortization and accretion	20,855	21,551	42,652	41,378
Amortization of premiums paid on derivative contracts	3,725	471	6,959	4,838
Amortization of value on derivative contracts acquired	—	66	—	118
Unrealized (gains) losses on commodity and interest rate derivative contracts	(80,686)	(30,743)	(57,531)	40,715
Net (gain) loss on acquisition of oil and natural gas properties	(14,126)	870	(13,796)	870
Deferred taxes	(67)	83	(137)	195
Unit-based compensation expense	815	667	1,576	1,146
Fair value of phantom units granted to officers	91	21	242	233
Material transaction costs incurred on acquisitions and mergers	—	563	—	563
Adjusted EBITDA before non-controlling interest	44,450	52,972	97,689	107,109
Non-controlling interest attributable to adjustments above	—	(17,239)	—	(34,499)
Administrative services fees eliminated in consolidation	—	727	—	1,467
Adjusted EBITDA attributable to Vanguard unitholders	44,450	36,460	97,689	74,077
Plus:
Interest Expense, net	(10,396)	(7,453)	(16,301)	(15,133)
Drilling, capital workover and recompletion expenditures	(15,147)	(5,275)	(23,360)	(8,729)
Proceeds from the sale of leasehold interests	—	—	5,377	—
Non-controlling interest	—	1,915	—	3,755
Distributable Cash Flow	$18,907	$25,647	$63,405	$53,970

Distributable Cash Flow per unit	$0.36	$0.85	$1.21	$1.79

(a)
Our Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(b)
Results of operations from oil and gas properties acquired in the ENP Purchase during 2011 through the date of the completion of the ENP Merger on December 1, 2011 were subject to a 53.4% non-controlling interest.

Adjusted Net Income

We present Adjusted Net Income in addition to our reported net loss attributable to Vanguard unitholders in accordance with GAAP.  Adjusted Net Income is a non-GAAP financial measure that is defined as net income attributable to Vanguard unitholders plus:

•	For 2011, net income attributable to the non-controlling interest.

The result is net income which includes the non-controlling interest for 2011.  From this we add or subtract the following:

•	Unrealized gains and losses on commodity derivative contracts;

•	Unrealized gains and losses on interest rate derivative contracts;

•	Unrealized fair value of phantom units granted to officers;

•	Net gains and losses on acquisition of oil and natural gas properties;

•	Material transaction costs incurred on acquisitions and mergers;

•
For 2011, non-controlling interest amount attributable to each of the items above from the beginning of year through the completion of the Encore Merger on December 1, 2011which revert the calculation back to an amount attributable to the Vanguard unitholders; and

•	For 2011, administrative services fees charged to Encore, excluding the non-controlling interest, which are eliminated in consolidation.

This information is provided because management believes exclusion of the impact of our unrealized derivatives not accounted for as cash flow hedges and non-cash oil and natural gas property impairment charge will help investors compare results between periods and identify operating trends that could otherwise be masked by these items and to highlight the impact that commodity price volatility has on our results.  Adjusted Net Income is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

VANGUARD NATURAL RESOURCES, LLC
Reconciliation of Net Income to Adjusted Net Income
(in thousands, except per unit data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net income attributable to Vanguard unitholders	$103,447	$31,799	$101,423	$1,387
Net income attributable to non-controlling interest	—	20,171	—	533
Net income	103,447	51,970	101,423	1,920
Plus (Less):
Unrealized (gain) loss on commodity derivative contracts	(83,309)	(31,546)	(60,575)	41,014
Unrealized (gain) loss on interest rate derivative contracts	2,623	803	3,044	(299)
Unrealized fair value of phantom units granted to
officers	91	21	242	233
Net (gain) loss on acquisition of oil and natural gas properties	(14,126)	870	(13,796)	870
Material transaction costs incurred on acquisitions and mergers	—	563	—	563
Total adjustments	(94,721)	(29,289)	(71,085)	42,381
Adjusted net income before non-controlling interest	8,726	22,681	30,338	44,301
Non-controlling interest attributable to items above	—	(7,702)	—	(13,552)
Administrative services fees eliminated in consolidation	—	727	—	1,467
Adjusted Net Income attributable to Vanguard unitholders	$8,726	$15,706	$30,338	$32,216

Net income per unit attributable to Vanguard unitholders	$1.99	$1.05	$1.94	$0.05
Net income attributable to non-controlling interest	—	0.67	—	0.02
Net income per unit:	1.99	1.72	1.94	0.07
Plus (Less):
Unrealized (gain) loss on commodity derivative contracts	(1.60)	(1.04)	(1.16)	1.36
Unrealized (gain) loss on interest rate derivative contracts	0.05	0.03	0.06	(0.01)
Unrealized fair value of phantom units granted to officers	—	—	—	0.01
Net (gain) loss on acquisition of oil and natural gas properties	(0.27)	0.03	(0.26)	0.03
Material transaction costs incurred on acquisitions and mergers	—	0.01	—	0.01
Non-controlling interest attributable to items above	—	(0.25)	—	(0.45)
Administrative services fees eliminated in consolidation	—	0.02	—	0.05
Adjusted Net Income per unit attributable to Vanguard unitholders	$0.17	$0.52	$0.58	$1.07

SOURCE: Vanguard Natural Resources, LLC

CONTACT: Vanguard Natural Resources, LLC
Investor Relations
Lisa Godfrey, 832-327-2234
investorrelations@vnrllc.com